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direct dial: 248.723.0338	Lee A. Sartori	email: LSartori@howardandhoward.com

Exhibit 8.1

        August 12, 2003

Board of Directors
Pekin National Bank
329 Court Street
Pekin, Illinois 61554

RE:	Federal Income Tax Opinion Regarding Share Exchange of Pekin National Bank with PNB Bancshares, Inc.

Lady and Gentlemen:

        You have requested our opinion as to the material federal income tax consequences with respect to the consummation of the proposed exchange of shares of Pekin National Bank, a national banking association ("Pekin"), for shares of PNB Bancshares, Inc., an Illinois corporation ("PNB"), pursuant to the terms and conditions of the Agreement and Plan of Share Exchange, dated as of April 8, 2003 (the "Agreement"), by and between PNB and Pekin, each as described in the Registration Statement on Form S-4 to be filed by PNB with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the effective date of the share exchange of certain written representations, covenants and certifications of PNB and Pekin.

        Based upon and subject to the foregoing, the discussion contained in the Joint Proxy Statement/Prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Material Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material federal income tax consequences applicable to Pekin, PNB and holders of Pekin Common Stock. You should be aware, however, that the discussion under the caption "Material Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transaction.

        This opinion is limited to the federal income tax laws of the United States of America and is expressed as of the date hereof. This opinion is not binding on any court of law or the Internal Revenue Service. Accordingly, a court of law or the Internal Revenue Service may reach different conclusions. This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstances which hereafter comes to our attention or any change in law which hereafter occurs.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Howard & Howard Attorneys, P.C. under the heading "Material Federal Income Tax Consequences" in the Registration Statement and the Prospectus.

Very truly yours,
HOWARD & HOWARD ATTORNEYS, P.C.
/s/ LEE A. SARTORI Lee A. Sartori

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  Exhibit 8.1